Exhibit 10.11

SEARS HOMETOWN AND OUTLET STORES, INC.

UMBRELLA INCENTIVE PROGRAM

SECTION 1

GENERAL

1.1. Purpose. The Sears Hometown and Outlet Stores, Inc. Umbrella Incentive Program (the “UIP”) is a performance-based program. The UIP is designed to motivate the salaried employees of Sears Hometown and Outlet Stores, Inc. (the “Company”) and its Subsidiaries (as defined in Section 9), to achieve significant, lasting change that successfully positions the Company for future growth. Performance goals under the UIP align Participants’ financial incentives with the financial goals of the Company. Awards under the UIP are designed to vary commensurately with achieved performance. Both Awards structured to satisfy the requirements for “performance-based compensation” outlined in regulations issued under Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”) and Awards not so structured may be issued hereunder. The UIP is hereby effective as of the Rights Closing Date as defined in the Separation Agreement by and between Sears Holdings Corporation (“Sears Holdings”) and the Company (“Effective Date”).

The Committee may make an Award to an Eligible Employee under the UIP, or from time to time may establish under the UIP annual and long-term incentive plans for specific performance periods for specified groups of Eligible Employees, and make Awards under such plans, consistent with the terms of the UIP. References throughout this document to Awards under the UIP shall also refer to Awards under any annual or long-term incentive plan established pursuant to the UIP. All Awards hereunder, including Awards under any annual or long-term incentive plan established pursuant hereto, that are intended to constitute “performance-based compensation” within the meaning of Code Section 162(m) and the regulations thereunder are contingent on shareholder approval of the UIP, as provided in subsection 3.1.

1.2. Operation, Administration, and Definitions. The operation and administration of the UIP, including the Awards made under the UIP, shall be subject to the provisions of Section 6 (relating to operation and administration). Capitalized terms in the UIP shall be defined as set forth in the UIP (including the definitional provisions of Section 9).

SECTION 2

PARTICIPATION

2.1. Eligible Employee. The term “Eligible Employee” means those salaried employees of the Company or a Subsidiary who are designated as Eligible Employees by the “Committee” (as such term is defined in subsection 6.2 and further described in Section 7). Subject to the terms and conditions of the UIP, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who shall be granted one or more Awards under the UIP, and thereby become “Participants” in the UIP. Notwithstanding the foregoing, with respect to any annual incentive plan or long-term incentive plan established under the UIP, the term “Eligible Employee” shall mean those salaried and hourly employees of the Company or a Subsidiary who are designated as Eligible Employees under the terms of the applicable annual incentive plan or long-term incentive plan and thereby become “Participants” under such incentive plan.

2.2. New Hires. The Committee may designate as Participants those salaried employees whom the Committee determines have been newly hired or promoted into the group of Eligible Employees, provided that the terms and conditions of Awards to such individuals shall be subject to such adjustments as the Committee deems necessary or desirable to qualify such Awards as performance-based compensation for purposes of Code Section 162(m), if such Awards are intended to meet the requirements of Code Section 162(m) and the regulations thereunder. Notwithstanding the foregoing, with respect to any annual incentive plan or long-term incentive plan established under the UIP, the eligibility of newly hired employees shall be determined in accordance with the terms of the applicable incentive plan.

SECTION 3

AWARDS

3.1 Awards. An Award may be granted under the UIP in the form of a “Cash Incentive Award” or a “Stock Award”.

(a) A Cash Incentive Award is a grant of a right to receive a payment of cash (or, in the discretion of the Committee, shares of Stock having Fair Market Value, as of the date of payment, equivalent to the cash otherwise payable) that is contingent upon achievement of performance goals for the applicable performance period, as established by the Committee.

(b) A Stock Award is a grant of shares of Stock, which grant shall be subject to risk of forfeiture or other restrictions that will lapse upon the achievement of performance goals for the applicable performance period, as established by the Committee.

The grant of an Award may also be subject to such other conditions, restrictions and contingencies as determined by the Committee. Except as otherwise provided in this Section 3, Awards are intended to be “performance-based compensation” as that term is used in regulations issued under Code Section 162(m), and shall comply with the requirements of this Section 3 to the extent such compliance is determined by the Committee to be required for the Awards to be treated as performance-based compensation. With respect to Awards that are intended to constitute “performance-based compensation” within the meaning of Code Section 162(m) and the regulations issued thereunder, any such Award shall be contingent upon shareholder approval of the UIP or any amendment to the UIP requiring shareholder approval under Code Section 162(m) and the regulations issued thereunder, and no amount shall be paid under any such Award unless and until shareholder approval has been obtained in accordance with Code Section 162(m) and the regulations issued thereunder.

3.2 Maximum Amount. For Awards that are intended to be performance-based compensation under Code Section 162(m) and the regulations issued thereunder, the maximum value payable under all such Awards granted to any one individual during any (i) consecutive thirty-six (36) month period shall not exceed $15,000,000, and (ii) consecutive forty-eight (48) month period shall not exceed $20,000,000. Awards that are not intended to constitute “performance-based compensation” under Code Section 162(m) and the regulations issued thereunder are not subject to the foregoing limits.

3.3 Performance Goals. The performance goals established for the performance period established by the Committee with respect to Awards intended to constitute performance-based compensation under Code Section 162(m) and the regulations thereunder shall be objective (as that term is described in regulations under Code Section 162(m)), and shall be established in writing by the Committee not later than ninety (90) days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain. The performance goals established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Measures described in subsection 3.6, below.

3.4 Attainment of Performance Goals. A Participant otherwise entitled to receive an Award intended to meet the requirements of performance-based compensation under Code Section 162(m) and the regulations thereunder for any performance period shall not receive a settlement of the Award until the Committee has determined that the applicable performance goal(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection, such exercise of discretion may not result in an increase in the amount of the payment with respect to an Award intended to meet the requirements of performance-based compensation under Code Section 162(m) and the regulations thereunder.

3.5 Partial Achievement. The terms of an Award may provide that partial achievement of the performance goals may result in a payment or vesting based upon the degree of achievement.

3.6 Performance Measures.

(a) Generally. Performance measures may be based on any one or more or any combination (in any relative proportion) of the following: share price, market share, cash flow, revenue, revenue growth, earnings per share, operating earnings per share, operating earnings, earnings before interest, taxes, depreciation and amortization, return on equity, return on assets, return on investment, net income, net income per share, economic value added, market value added, store sales growth, customer satisfaction performance goals measured by independent customer satisfaction surveys and employee opinion survey results measured by an independent firm, and strategic business objectives, consisting of one or more objectives based on meeting specific cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be based on the Company as a whole or on any one or more business units of the Company, or its Subsidiaries, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or of any one or more business units of the Company or its Subsidiaries, and/or the past or current performance of other companies, or an index.

(b) Extraordinary Items. In establishing any performance goals, the Committee may, no later than the date such performance goals are established in accordance with subsection 3.3, provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management Discussion and Analysis of Financial Condition and Results of Operations accompanying such financial statements: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) extraordinary, unusual, and/or nonrecurring items of gain or loss; (iv) gains or losses on acquisitions or divestitures or store closings; (v) domestic pension expenses (if any); (vi) noncapital, purchase accounting items; (vii) changes in tax or accounting principles, regulations or laws; (viii) mergers or acquisitions; (ix) integration costs disclosed as merger related; (x) accruals for reorganization or restructuring programs; (xi) investment income or loss; (xii) foreign exchange gains and losses; and (xiii) tax valuation allowances and/or tax claim judgment or settlements. To the extent the exclusion of any item affects Awards intended to constitute performance-based compensation under Code Section 162(m), such exclusion shall be specified in a manner that satisfies the requirements of Code Section 162(m) and the regulations thereunder, including without limitation the requirement that performance goals be objectively determinable.

3.7 Non-Performance-Based Compensation. Nothing in this Section 3 shall preclude the Committee, the Company, or any Subsidiary from granting Awards that are not intended to be performance-based compensation under Code Section 162(m) and the regulations thereunder; provided, however, that, at the time of grant of Awards by the Committee, the Committee shall designate whether such amounts are intended to constitute performance-based compensation within the meaning of Code Section 162(m) and the regulations thereunder. To the extent that the provisions of this Section 3 reflect the requirements applicable to performance-based compensation under Code Section 162(m) and the regulations thereunder, such provisions shall not apply to any Award which is not intended to satisfy such performance-based compensation requirements.

SECTION 4

DISTRIBUTION

4.1. General. Subject to Sections 5 and 6, the shares of Stock or the cash that result from an Award, granted with respect to a particular performance period, shall be distributed, in a single lump sum, as soon as practicable after the first Committee meeting after the results for the applicable performance period are available to the Committee (or in the case of Awards not intended to satisfy the requirements of Code Section 162(m) and the regulations thereunder, such time as specified by the Committee in the Award). Notwithstanding anything herein to the contrary, as to Awards intended to meet the requirements of performance-based compensation under Code Section 162(m) and the regulations thereunder, no distribution shall be made hereunder until after the Committee has certified the attainment of the performance goals and the amount to be paid to each Participant. Further, each Award shall be paid to each Participant no later than the date that is the 15th day of the third month following the last day of the relevant performance period or such other date as required by Code Section 409A to avoid treatment of the Award as deferred compensation subject to Code Section 409A. The date as of which payment is made in accordance with this subsection 4.1 is referred to herein as the “payment date.”

4.2. Termination and Other Provisions. All distributions are subject to the provisions of Sections 5 and 6, below.

SECTION 5

TERMINATION

5.1. The effect of death, disability, or termination of employment on a Participant’s right to receive an Award (whether payable in cash or Stock) shall be determined by the Committee under the terms of the Award (or the terms of the annual or long term incentive plan under which the Award is granted) and may depend both on the reason for the termination, if applicable, and the point in the performance period at which the event occurs, subject to the requirements of Code Section 162(m) and the regulations thereunder in the case of Awards intended to constitute performance-based compensation under that Code Section.

SECTION 6

OPERATION AND ADMINISTRATION

6.1. Source of Awards. In the case of Awards under the UIP that are settled in shares of Stock, such shares shall be distributed under a stock plan adopted by the Company and approved by the shareholders thereof that provides for the issuance of Stock in satisfaction of Awards hereunder (which in no event shall be an employee stock purchase plan). In the event of any conflict between this document and such stock plan, the provisions of the stock plan shall govern.

6.2. Committee. The UIP is administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), as further described at Section 7. Any determinations by the Committee regarding the UIP are binding on all Participants. The Committee may make changes that it deems appropriate for the effective administration of the UIP. Subject to subsection 6.3, these changes may not increase the benefits to which Participants may become entitled under an Award, nor change the pre-established measures in goals that have been approved with respect to any Award that is intended to constitute performance-based compensation under Code Section 162(m) and the regulations thereunder.

6.3. Discretion. Notwithstanding anything in the UIP to the contrary, prior to the settlement of any Award, the Committee may (i) reduce the amount of such Award, or the number of shares of Stock or amount of cash to be delivered in connection with such Award, and (ii) with respect to Awards that are not intended to constitute performance-based compensation under Code Section 162(m) and the regulations thereunder, change the pre-established measures in goals that have been approved for such Award and increase the amount of such Award or the number of shares of Stock or amount of cash to be delivered in connection with such Award.

6.4. General Restrictions. Notwithstanding any other provision of the UIP, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the UIP unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

6.5. Tax-Withholding. All distributions under an Award are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under an Award on satisfaction of the applicable withholding obligations. To the extent permitted by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant, (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date (or such other period of time as the Company’s accountants may require), or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the UIP; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

6.6. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, or a combination thereof, subject, in the case of settlement in shares, to the terms of the stock plan under which the Stock is issued. Satisfaction of any such obligations under an Award, which is sometimes referred to as the “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the UIP with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

6.7. Transferability. Except as otherwise provided by the Committee, Awards under the UIP are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

6.8. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under an Award, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the UIP, as the Committee shall require.

6.9. Agreement with Company. Any Award under the UIP shall be subject to such terms and conditions, not inconsistent with the UIP, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document. Such document is referred to as an “Award Agreement” regardless of whether any Participant signature is required.

6.10. Action by Company or Subsidiary. Any action required or permitted to be taken under the UIP by the Company or any Subsidiary shall be by resolution of its respective board of directors, or by action of one or more members of the board of directors of such company (including a committee of the board) who are duly authorized to act for such board with respect to the applicable action, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange or similar entity) by a duly authorized officer of such company.

6.11. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

6.12. Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the UIP, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the UIP. A Participant shall have only a contractual right to the cash or Stock, if any, payable under the UIP, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the UIP shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The UIP does not constitute a contract of employment, and selection as a Participant shall not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the UIP, unless such right or claim has specifically accrued under the terms of the UIP. Except as otherwise provided in the UIP, no Award under the UIP shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

6.13. Evidence. Evidence required of anyone under the UIP may be by certificate, affidavit, document or other information, which the person charged with acting on such evidence considers pertinent and reliable, and which has been signed, made or presented by the proper party or parties.

6.14. Corporate Transaction. In the event of a corporate transaction involving the Company (including without limitation, any Stock dividend, Stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may adjust Awards to preserve, but in no event increase, the benefits or potential benefits of the Awards; provided, however, that no such adjustment may be made to the extent such adjustment would cause Awards that are intended to constitute performance-based compensation to cease to qualify as such under Code Section 162(m) and the regulations thereunder. Actions permitted under the preceding sentence by the Committee may include any adjustments that the Committee determines to be equitable (which may include, without limitation, (a) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (b) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of the payment.

6.15. Governing Law. The UIP will be governed under the internal laws of the state of Illinois without regard to principles of conflicts of laws. The state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, lawsuit or proceeding based on or arising out of the UIP.

6.16. Severability. If any provision(s) of the UIP shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from the UIP, as the case may require, and the UIP shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

SECTION 7

COMMITTEE

7.1. Administration. As provided in subsection 6.2, the authority to control and manage the operation and administration of the UIP shall be vested in the Committee.

7.2. Powers of Committee. The Committee’s administration of the UIP shall be subject to the following:

(a) As provided in subsection 2.1 above, the Committee shall have the authority and discretion to determine those salaried employees who are Eligible Employees and to select from among the Eligible Employees those persons who shall receive Awards.

(b) Subject to the other provisions of the UIP, the Committee shall have the authority and discretion to determine the time or times of receipt and the types of Awards, to establish the terms, conditions, restrictions, and other provisions of Awards, and (subject to the restrictions imposed by Section 8) to amend, cancel, or suspend

Awards. However (and subject at all times to the requirements of Code Section 162(m) and the regulations thereunder as to Awards that are intended to constitute performance-based compensation under that Section), to the extent that the Committee determines that the restrictions imposed by the UIP preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee shall have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee shall have the authority and discretion to interpret the UIP, to establish, amend, and rescind any rules and regulations relating to the UIP, to determine the terms and provisions of any Award Agreement made pursuant to the UIP, and to make all other determinations that may be necessary or advisable for the administration of the UIP.

(d) Any interpretation of the UIP by the Committee and any decision made by it under the UIP are final and binding on all persons.

7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange or similar entity, or as would cause UIP Awards intended to constitute performance-based compensation under Code Section 162(m) and the regulations thereunder to fail to so qualify, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The Committee may revoke any such allocation or delegation at any time.

7.4. Information to be Furnished to Committee. The Company and its Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties hereunder. The records of the Company and its Subsidiaries as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment, and compensation shall be conclusive on all persons unless determined by the Company or the Committee to be incorrect. Participants and other persons entitled to benefits under the UIP must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the UIP, subject to any applicable privacy laws.

SECTION 8

AMENDMENT AND TERMINATION

The Board or the Committee may, at any time, amend or terminate the UIP, and the Board or the Committee may amend any Award; provided, that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the UIP prior to the date such amendment or termination is adopted by the Board or the Committee, and no amendment requiring shareholder approval, including, but not limited to, under Code Section 162(m) and the regulations thereunder may be made without consent of the shareholders of the Company.

Notwithstanding anything herein to the contrary, (i) no amendment shall be made that would cause the UIP not to comply with the requirements of Code Section 409A or any other applicable law or rule of any applicable securities exchange or similar entity, and (ii) the UIP and any Award thereunder may be amended without Participant consent to the extent that the Committee determines such amendment necessary to cause the UIP or Award to comply with the requirements of Code Section 409A or any other applicable law or rule of any applicable securities exchange or similar entity.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Award. The term “Award” means any Cash Incentive Award or Stock Award as described in Section 3.1.

(b) Board. The term “Board” means the Board of Directors of the Company.

(c) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(d) Fair Market Value. The term “Fair Market Value” shall mean the reported closing price of a share of Stock on the principal securities exchange or market on which the Stock is then listed or admitted to trading.

(e) Stock. The term “Stock” means shares of common stock of the Company.

(f) Subsidiary. The term “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Section 424(f) of the Code) with respect to the Company.